Exhibit 10.14

FORM OF SECOND AMENDED & RESTATED GAS GATHERING AGREEMENT

THIS SECOND AMENDED & RESTATED GAS GATHERING AGREEMENT (this “Agreement”) is made and entered into this            day of September, 2014 (the “Effective Date”), by and among VISTA HOLDCO LLC, a Delaware limited liability company (“Gatherer”), VANTAGE ENERGY APPALACHIA LLC, a Pennsylvania limited liability company (“VEA”), and VANTAGE ENERGY APPALACHIA II LLC, a Delaware limited liability company (“VEA II” and together with VEA, “Producer”). Gatherer and Producer are sometimes referred to in this Agreement singularly as a “Party” and collectively as the “Parties”.

RECITALS:

A.                                   Producer and the predecessor in interest to Gatherer entered into that certain Gas Gathering Agreement, dated effective November 10, 2010, between Caiman Eastern Midstream, LLC and Tanglewood Exploration, LLC, as amended by two Amended & Restated Gas Gathering Agreements dated effective October 1, 2013, between, respectively, Vista Gathering, LLC (“Vista”) (Gatherer’s predecessor in interest), and VEA, and Vista and VEA II (the “Gathering Agreements”);

B.                                   Gatherer became the successor in interest to Vista as part of the corporate reorganization of Vantage Energy Inc. in connection with its initial public offering, pursuant to which Vista’s rights under the Gathering Agreements were assigned to Gatherer under a contribution agreement entered into between Vista, VEA and VEA II; and

C.                                   The Parties now desire to amend and restate each the Gathering Agreements into a single agreement as set forth herein, and under the terms of this Agreement, Producer will deliver to Gatherer, all Gas controlled and produced by Producer from Wells within the Dedicated Area. All capitalized terms used herein shall have the meaning set forth in Exhibit “A” or as otherwise set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, Gatherer and Producer covenant and agree and hereby amend and restate the Gathering Agreement, as follows:

ARTICLE I
FACILITIES & SERVICE

Section 1.1                                   Gatherer owns and operates a natural gas gathering pipeline, dehydration facility, compression, certain receipt points, delivery points and related facilities located in Greene County, Pennsylvania (as may be expanded and extended from time to time) (the “System”).

Section 1.2                                   Subject to the terms and conditions of this Agreement, Producer agrees to deliver, and Gatherer agrees to gather, dehydrate and compress, all of Producer’s Gas from Wells within the Dedicated Area, for redelivery to Points of Delivery at existing or identified meter stations as defined in Exhibit “B” or subsequent meter stations at Texas Eastern Transmission

(“TET”), Dominion Transmission Inc. (“DTI”), or Columbia Gas (“TCO”) within the corridors mapped in Exhibit “B”.

Section 1.3                                   Initial Wells. Those Wells identified on Exhibit “C” shall be deemed “Initial Wells” under this Agreement. All other Wells within the Dedicated Area, whether already drilled and connected or newly proposed, shall be deemed a “Subsequent Well” under this Agreement. Initial Wells shall be subject to the gathering fees set forth in Section 6.1(a) and the terms of Article VI.

Section 1.4                                   Subsequent Wells. For a newly proposed Subsequent Well, Producer shall provide a written request for Gatherer to connect a Well to the System that will include Producer’s best estimate of the date of first production for the specified Well (“Tie-in Request”). As soon as practicable, but no later than thirty (30) days from the date of the Tie-in Request, Gatherer will elect, by written notice to Producer, whether or not Gatherer will connect the Well. If Gatherer elects to connect the Well, Gatherer shall pay all of the costs related to such installation from the Point of Receipt to the Point of Delivery, including the interconnection costs to the downstream pipeline(s) and any additional facilities required to meet the delivery conditions or specifications of downstream pipeline(s). Subsequent Wells shall be subject to the gathering fees set forth in Section 6.1(b) and the terms of Article VI.

(a)                                 If Gatherer declines to connect a Subsequent Well, then upon written notice to Gatherer, Producer may connect such Subsequent Well to Gatherer’s existing or proposed System at its sole cost and expense, including reimbursement to Gatherer for its costs to establish a new CRP, pipeline taps, measurement equipment, telemetry and dehydration, as may be reasonably necessary. In that case, the Well (and all Wells utilizing the Producer-funded facilities), will be deemed an Initial Well and subject to the fee structure for Initial Wells in Section 6.1(a). Alternatively, at its sole and absolute discretion, Producer may by written notice to Gatherer, obtain the release of Subsequent Wells and lands from the Dedicated Area and the terms of this Agreement, as follows:

(1)                                 If a Subsequent Well that Gatherer has declined to connect is located within a prospect area within the Dedicated Area (as shown on Exhibit “E”) (“Prospect Area”), then Gatherer shall release from the Dedicated Area all lands, leases and Wells (Initial Wells and Subsequent Wells, whether drilled or not), within said Prospect Area; or

(2)                                 If a Subsequent Well that Gatherer has declined to connect is located outside of a Prospect Area but within the Dedicated Area (as shown on Exhibit “E”), then Gatherer shall release from the Dedicated Area all lands, leases and Wells (Initial Wells and Subsequent Wells, whether drilled or not) within a three (3) mile radius (but outside a Prospect Area) surrounding the affected Well.

Gatherer shall execute such release effective ten (10) Days after receipt of Producer’s written request. A memorandum of such release of lands and leases from the Dedicated Area shall be recorded by Gatherer in the real property records of Greene County, Pennsylvania.

(b)                                 If Gatherer agrees to connect a Subsequent Well to the System, then Gatherer shall have the facilities necessary to connect such Subsequent Well ready for service within 12 months (365 days) of a request in writing by Producer (“In-Service Date”). In the event Gatherer does not meet the required In-Service Date, then Producer shall be entitled to the reduction specified in Exhibit G hereto of the applicable gathering and compression fees set out in Article VI, from and after Producer’s written notification delivered to Gatherer of such failure for the same number of days that the In-Service Date is exceeded by Gatherer following written notification of such failure, provided that, for the term of this Agreement, the Gatherer shall be permitted to extend the In-Service Date for up to six (6) months for (i) the connection of a total of two well pads on which any Subsequent Wells that Gatherer has agreed to connect are to be located, and (ii) the Compression In-Service Date for one compression facility, for any reason, without a reduction to the applicable gathering and compression fees and, further provided, the foregoing reduction to the gathering and compression fees will not apply to the extent that any delay is caused by Excusable Delay. Producer may provide a Tie-in Request to Gatherer prior to the commencement of a Well. In the event that Producer delays the commencement of drilling a Subsequent Well for six (6) months beyond the In-Service Date, or elects not to drill such Subsequent Well, then Producer shall, if requested by Gatherer, reimburse Gatherer for all costs reasonably associated with the Well, including but not limited to, acquisition of rights of way, right of way options, permits, surveying and any other third party charges, as reasonably incurred by Gatherer. The reimbursement of cost shall include compensation for Gatherer’s Cost of Capital for costs reasonably associated with the Well (including pipeline and compression costs), compounded from the date of capital expenditure until the reimbursement date (“Sunk Costs”). Upon reimbursement of the Sunk Costs for such Well, Gatherer shall convey and assign to Producer (without warranty of any kind, including any express or implied warranty) all such rights of way, right of way options, permits, surveying information, pipeline and facilities constructed in anticipation of drilling the Subsequent Well (“Assigned Interests”). In the event Producer ultimately drills and completes the Subsequent Well that was previously delayed within a five (5) year period, then Gatherer will, if requested by Producer, reverse back the transaction by crediting the Sunk Costs to Producer who will in turn convey the Assigned Interests to Gatherer.

Section 1.5                                   Compression.

(a)                                 Producer shall have the right, upon written notice to Gatherer, to request Gatherer to install compression facilities to provide reduced operating pressure at a CRP, but in no event below 100 psig (unless otherwise agreed among the Parties). Producer’s written notice must include the pressure requirements and a projected volume profile estimated for Producer’s Gas at the CRP.  Upon receipt of such written notice from Producer, Gatherer will design and proceed without unreasonable delay to install compression facilities; provided, however, that if Gatherer believes, in good faith, that the projections and pressure requirements are not reasonably accurate, the parties shall meet and attempt to resolve any differences of opinion before Gatherer is obligated to install the same.  In the event the Parties are unable to resolve any differences of opinion within sixty (60) days after Gatherer’s receipt of Producer’s notice, Gatherer shall proceed with the design and installation of the compression facilities consistent with Gatherer’s good-faith projections and pressure estimates. Gatherer shall have the required compression installed and operable for service within 18 months (547 days) of a request in writing by Producer (the “Compression In-Service Date”).  In the event Gatherer does not meet the Compression In-Service Date to install required compression, then Producer shall be entitled to the applicable reduction specified in Exhibit G hereto of the applicable gathering and compression fees set out in Article VI, from and after Producer’s written notification delivered to Gatherer of such failure for the same number of days that the deadline is exceeded by Gatherer following written notification of such failure, provided that the foregoing reduction will not apply to the extent that any delay is caused by Excusable Delay. Gatherer’s design shall include consideration for optimizing fuel usage, future anticipated pressure requirements of Producer and anticipated third party volumes. Gatherer and Producer will assist each other as reasonably practical to define operating parameters, including the initial total horsepower requirements of the compression facilities, to maximize Producer’s operating options and to minimize Gatherer’s requirements to add or replace compressor units as Gas volumes change and pressure requirements are refined as Producer gains production experience. If Producer does not request in writing that Gatherer provide compression, Producer will be responsible for providing compression (at its sole cost) that is required to deliver Gas in accordance with this Agreement.

Section 1.6                                   Tie-In and Compression In-Service Dates. Exhibit H hereto sets forth all of the In-Service Dates for Wells, and Compression In-Service Dates, requested by the Producer and accepted by the Gatherer as of the date of this Agreement.

Section 1.7                                   Producer Entities.  “Producer Entities” shall mean Producer and all Affiliates of Producer that now or in the future owns or controls any Gas, Wells, Other Interests, lands or leases in the Dedicated Area (collectively, “Producer Entity Interests”).  “Affiliate” as used in the preceding sentence shall mean any individual, person, or entity who controls, is controlled by, or is under common control with Producer (but excluding any portfolio companies that are owned or managed by investment funds or vehicles that are (i) affiliated with Producer or Producer’s affiliates or (ii) an equity owner or investor in Producer or a Producer affiliate); for purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person whether through the ownership of stock, shares, membership units, or other equity interest, by contract or otherwise.  To the extent any Producer Entity now or in the future owns or otherwise controls any Producer Entity Interests, each such Producer Entity Interest hereby is, or in respect of interests for which ownership or control is subsequently acquired, shall be deemed to be, expressly made subject to the terms of this Agreement and shall be deemed to be directly owned or otherwise controlled by Producer for the purposes of this Agreement, including the dedication provisions hereof.

Section 1.8                                   If Gatherer determines that Producer has any real property rights or interests (including without limitation, fee, lease, or right of way) on a parcel of land that Gatherer intends to install facilities or infrastructure on that will provide service under this Agreement and such Producer Entity is not constrained by space limitations on such parcel, then, at Producer’s sole discretion and to the extent lawfully able to do so, upon Gatherer’s written request to Producer, Producer and Gatherer shall enter into a surface use agreement (with a term equal to the term of this Agreement, and for consideration of $1.00 paid by Gatherer to Producer) providing Gatherer with the limited right to install and operate the same on such parcel(s).

ARTICLE II
QUANTITY

Section 2.1                                   Subject to terms and conditions of this Agreement, including but not limited to Section 5.4 and Article VI of this Agreement and Article II of Exhibit “A”, which is attached to and made a part of this Agreement, Producer will deliver to Gatherer at the Points of Receipt all quantities of Gas from Wells produced or controlled by Producer from the Dedicated Area.

Section 2.2                                   Subject to the terms and conditions of this Agreement, including but not limited to Sections 5.2 and 5.4 of this Agreement and Article II of Exhibit “A,” Gatherer will receive and gather at the Point(s) of Receipt on a Firm basis, all Gas produced from the Dedicated Area and deliver thermally equivalent quantities of Delivered Gas to the Point(s) of Delivery, provided that Gatherer’s obligation to receive, gather and deliver Gas shall not exceed the Design Capacity Limit specified for the Point(s) of Delivery listed in Exhibit “B” (which Exhibit shall be updated when a new Point of Delivery is added) or, as agreed by prior written consent of the Gatherer.

ARTICLE III
PRESSURE

Section 3.1                                   Producer shall deliver, or cause to be delivered, to Gatherer at the Points of Receipt, the Gas to be gathered hereunder at the pressures existing in the System as such pressure may exist from time to time, not to exceed the Maximum Pipeline Pressure and, if applicable, the Maximum CRP Pressure. Producer shall install, operate and maintain, at its sole expense, such pressure regulating devices as may be necessary to regulate the pressure of Gas prior to deliver to Gatherer so as not to exceed the Maximum Pipeline Pressure and, if applicable, the Maximum CRP Pressure. If Producer fails to regulate such pressure, then the Gatherer may shut in such Gas until Producer has installed such regulating device.

Section 3.2                                   Gatherer will deliver Gas at the Points of Delivery at the pressures required by the receiving pipeline at each such point, not to exceed the maximum allowable operating pressure of TET, DTI, or TCO. If necessary, Gatherer shall provide sufficient compression to attempt to insure that the pressures existing on the System do not exceed the Maximum Pipeline Pressure and, if applicable, the Maximum CRP Pressure.

Section 3.3                                   If Producer’s delivery of Gas volumes are restricted by Gatherer’s operating pressures exceeding the Maximum Pipeline Pressure or, if operating pressure should exceed if applicable, the Maximum CRP Pressure for thirty (30) Days in the aggregate during any consecutive three-month period at a Point of Receipt, excluding events of Force Majeure, Producer shall have the right to notify Gatherer in writing of such occurrence (“Pressure Notice”) within ninety (90) Days of such occurrence. Upon receipt of Producer’s Pressure Notice, Gatherer will proceed to promptly address any operational issues to again provide Producer with pressures not to exceed the Maximum Pipeline Pressure and, if applicable, the Maximum CRP Pressure. This obligation shall be subject to the provisions of Section 4.1 of this Agreement.

Section 3.4                                   If Gatherer’s only curative measure to maintain the Maximum Pipeline Pressure or the Maximum CRP Pressure requires Gatherer to install additional compression and/or install additional pipelines, Gatherer may provide Producer written notice, within the twenty (20) Day period following Producer’s Pressure Notice, of Gatherer’s good faith intention to install such additional compression or pipelines and the target In-Service Date, which will be no later than twelve (12) months from the Pressure Notice, for such additional facilities, unless caused by Excusable Delay. Gatherer shall proceed without unreasonable delay and will install such facilities as expeditiously as reasonably possible. This obligation shall be subject to the provisions of Section 4.1 of this Agreement.

ARTICLE IV
REMEDIES FOR FAILURE TO CURE PRESSURE OR COMPLETE PIPELINE BY IN-SERVICE DATE

Section 4.1                                   If, after compliance with Section 4.2, Gatherer: (a) has not remedied operational issues in accordance with Section 3.3 of this Agreement, or (b) notified Producer in accordance with Section 3.4 of Gatherer’s intention to remedy a Maximum Pipeline Pressure by installation of additional compression within twelve (12) months from the Pressure Notice, or (c) if such notice has been provided to Producer but Gatherer fails to complete the additional compression or pipeline by the In-Service Date, then, Producer shall be entitled to the applicable reduction specified in Exhibit G hereto of the applicable gathering and compression fees set out in Article VI, for the same number of days that the deadline to remedy such operational issues is exceeded by Gatherer, and following written notification of such failure, provided that the foregoing reduction will not apply to the extent that any delay is caused by Excusable Delay. In the alternative, Producer may elect from (i) or (ii) below to:

(i) notify Gatherer that it will install or complete the Tie-In Request or the compression at its sole cost and expense, in which case Gatherer shall work cooperatively with Producer to allow the installation and the compression or gathering fees provided in Section 6.2 shall not apply to the compression or gathering pipeline installed by the Producer.  In the case of the Producer installing compression at a facility with existing compression (“Existing Compression Facility”) operated by the Gatherer, then Producer shall only pay a percentage of the implied compression fee on its volumes equal to the percentage of total horsepower at the Existing Compression Facility installed by the Gatherer.  Should the Existing Compression Facility also compress gas from other producers, the Producer shall also receive compression revenue equal to the percentage of total horsepower at the Existing Compression Facility installed by the Producer; or

(ii) Producer may request in writing a release of all Wells connected to the System that are restricted as a result of the un-remedied Tie-In Request or operational issue and Gatherer must continue to accept the remaining contracted volumes, subject to the terms and conditions of this Agreement. If such release is requested by Producer in accordance with the preceding sentence, Gatherer shall grant such release effective ten (10) Days after receipt of Producer’s written request.

Section 4.2                                   From time to time throughout the term of this Agreement but no less than annually, and in any event prior to Producer exercising any of its rights that would require

Gatherer: (i) to construct any facilities (including with respect to resolve any Maximum Pipeline Pressure or Maximum CRP Pressure issues); (ii) provide compression under this Agreement; or (iii) release any Gas from this Agreement pursuant to Section 4.1, Gatherer and Producer will provide to the other, forecasts, that relate to current or future drilling, development and production from the Dedicated Area, any additional lands acquired or pending acquisition by Producer in the Dedicated Area, and any planned expansion or addition to the System, including points of receipt and delivery, and Producer shall conduct such activities in a manner consistent with the information provided to Gatherer, as it may be modified from time to time in accordance with this Agreement, by written notice, communication or update in the quarterly meetings of the Parties provided for in Section 16.2 of Exhibit A.

ARTICLE V
DEDICATION AND WARRANTIES

Section 5.1                                   For the term specified in this Agreement and subject to Section 1.4(a), Section 5.6 and excluding the Access JV Area, Producer dedicates to this Agreement and commits to Gatherer for gathering under the terms of this Agreement: (i) all of Producer’s interest and Other Interests in lands, leases, Wells and Gas that are now or in the future owned or controlled by Producer and the Other Interest within the Dedicated Area, (ii) all of Producer’s interest and Other Interests acquired after the Effective Date in the Dedicated Area, subject to any pre-existing dedications associated with interests acquired after the Effective Date in the Dedicated Area, (iii) all dedicated Gas produced from all Wells now or later located on lands in the Dedicated Area, and (iv) all quantities of Gas owned or controlled by Producer and the owners of Other Interests that are produced from any well located within the Dedicated Area that is released from another agreement after the Effective Date of this Agreement. Any assignment by Producer of any lands, leases, Wells or Gas dedicated under this Agreement will be made subject in all respects to this Agreement.  For clarity, it is understood that the Producer Entity Interests in the Dedicated Area are included in this dedication, as more fully set forth in Section 1.6. With respect to Other Interests and any third party interests in the Initial Wells, Gatherer agrees not to separately contract with the Other Interests or third party interests for gathering their proportionate share of Gas from the Initial Wells, such that Producer is entitled to 100% of the System throughput capacity for the Initial Wells.

Section 5.2                                   Gatherer and Producer each intend that the dedication of lands, leases, Wells and Gas in Section 5.1 and the other terms of this Agreement are all covenants running with the lands in the Dedicated Area, and for clarity that the same shall also apply to any subsequent leases or other rights acquired by any Producer Entity in the Dedicated Area, subsequent to the Effective Date. Contemporaneously with the execution of this Agreement, and upon request by Gatherer from time to time during the term of this Agreement, Gatherer and Producer (and any Producer Entities identified in writing by Gatherer) will execute in recordable format, and record in Greene County, Pennsylvania, a memorandum of agreement or similar document identifying any lands or wells within the currently Dedicated Area.

Section 5.3                                   Producer represents and warrants that upon delivery of Gas to Gatherer for gathering and delivery under this Agreement, Producer will have good title and the good right to deliver such Gas, including the right to deliver, market and represent the Other Interest and that such Gas will be free and clear of all liens, encumbrances and adverse claims. Producer represents and warrants to Gatherer that Producer has the unconditional right to dedicate to this Agreement, in accordance with this Article V and all other terms and conditions of this Agreement, the lands, leases and Gas of the owners of Other Interest, and all Producer Entity Interests. Producer will indemnify and hold harmless Gatherer from and against all suits, actions, debts, accounts, damages, costs (including attorney’ fees), losses and expenses arising out of or in connection with any adverse claims of any and all persons, including the Other Interest, regarding said Gas and the dedication of such to this Agreement. Upon request from Gatherer, Producer shall provide all documentation necessary to confirm Producer’s right to deliver, market or represent Other Interests.

Section 5.4                                   Producer represents and warrants that it will, throughout the term of this Agreement, use its commercial efforts to secure adequate transportation capacity or make appropriate arrangements to market the Delivered Gas downstream of the Points of Delivery in sufficient quantities to allow Gatherer to receive and deliver all Gas produced by Producer from the Dedicated Area. The Parties agree that Producer will not be entitled to a release of any lands, leases, Gas or Wells from this Agreement that are curtailed or to relief or excusal from any of Producer’s obligations under Section 6.1(c) due to the failure of Producer to secure adequate transportation capacity or to market Gas downstream of the Points of Delivery.

Section 5.5                                   Acreage Release from Dedicated Area. Notwithstanding anything to the contrary herein, at any time between the Effective Date and December 31, 2015, without obtaining the prior approval of Gatherer, but only upon a written notice to Gatherer, Producer or any Producer Entity may release from the Dedicated Area, an aggregate total of 2,000 net acres of lands and leases (but not including existing Wells) of its choosing. In the event that Gatherer, acting reasonably, has incurred costs on the System related to lands and leases being released from the Dedicated Area, then Producer will reimburse Gatherer for these costs. The reimbursement of cost shall include compensation for Gatherer’s Cost of Capital for costs related to the lands and leases being released from the Dedicated Area, compounded from the date of capital expenditure until the reimbursement date.

Section 5.6                                   Acreage Exchange within Dedicated Area. Notwithstanding anything to the contrary herein, until the expiration of the Term, in the event that Producer enters into an agreement to exchange certain of its lands within the Dedicated Area (but not including existing Wells) for lands elsewhere in the Dedicated Area, Gatherer agrees to release the Producer lands being exchanged in return for the dedication of the newly acquired lands to this Agreement. Producer shall provide written notice to Gatherer of such an event including a description of the lands being dedicated and the lands being released, which must be no less than 95% of the net acres being exchanged and must be situated in Greene County, Pennsylvania. In the event that Gatherer, acting reasonably, has incurred costs on the System related to the lands being released from the Dedicated Area, then, to the extent the facilities associated with such costs will no longer be usable to provide services under this Agreement within twelve months of such release to the same degree as would have be provided in the absence of the release, Producer will reimburse Gatherer for these costs. The reimbursement of costs shall include compensation for Gatherer’s Cost of Capital compounded from the date of capital expenditure until the reimbursement date.

Section 5.7                                   Sale of Dedicated Production Interests. Producer reserves the right to sell all or any portion of its interests in the lands, leases, other property rights and Wells within the Dedicated Area and subject to this Agreement, to any other third party (a “Purchaser”) so long as: Purchaser is subject to and agrees to comply with and perform all of the obligations of Producer contained in this Agreement to the extent of the interest that it is purchasing and production therefrom.  Any assignment related thereto, shall be subject to Article XIV of Exhibit “A”.

ARTICLE VI
FEES AND REIMBURSEMENT

Section 6.1                                   Producer agrees to pay Gatherer the following fees for gathering services provided pursuant to this Agreement:

(a)                                 For the period of time beginning with the Effective Date, for all Initial Wells and Wells deemed Initial Wells under Section 1.4(a), a gathering fee equal to $0.2557 per MMBtu of Gas received by Gatherer at the Points of Receipt on the Pipeline (“Initial Gathering Fee”).

(b)                                 For the period of time beginning with the Effective Date, for all Subsequent Wells, a gathering fee equal to $0.50 per MMBtu of Gas received by Gatherer at the Points of Receipt on the System (as the System may from time to time be expanded or extended by Gatherer) for the first 200 TBtu of total gas throughput on the System by Producer and any other producer (“Base Gathering Fee”); $0.35 per MMBtu of Gas thereafter, up to a cumulative 1000 TBtu of total gas throughput on the System by Producer and any other producer (“Incentive Gathering Fee”) and $0.25 per MMBtu of Gas for volumes in excess of 1000 TBtu of total gas throughput on the System by Producer and any other producer (“Ultimate Gathering Fee”).  The applicability of the Base Gathering Fee, the Incentive Gathering Fee or the Ultimate Gathering Fee shall be determined solely on the basis of total gas throughput on the System.

Section 6.2                                   For compression services provided by Gatherer at any CRP in accordance with Section 1.5 of this Agreement, in addition to any fees paid by Producer for gathering services pursuant to Section 6.1, Producer shall pay Gatherer a fee (“Compression Fee”) as follows:

(a)                                 for a pressure not to exceed 600 psig and not less than 501 psig, a compression fee of $0.075 per MMBtu;

(b)                                 for a pressure not to exceed 500 psig and not less than 401 psig, a compression fee of $0.10 per MMBtu;

(c)                                  for a pressure not to exceed 400 psig and not less than 301 psig, a compression fee of $0.125 per MMBtu;

(d)                                 for a pressure not to exceed 300 psig and not less than 201 psig, a compression fee of $0.15 per MMBtu;

(e)                                  for a pressure not to exceed 200 psig and not less than 101 psig, a compression fee of $0.175 per MMBtu; and

(f)                                   for a pressure not to exceed 100 psig, a compression fee of $0.20 per MMBtu.

Section 6.3                                   Compression Fees shall be determined based on the pressure supplied by Gatherer at each Point of Receipt.  Producer shall provide Gatherer with its share of compression fuel for the pressure provided, which shall be included in the Allocated Gas Charge. If Gatherer elects to install electric driven compression, Producer will be allocated its share of the actual electric cost incurred by Gatherer on the same basis that compression fuel is allocated.

Section 6.4                                   The Initial Gathering Fee will be increased effective on each January 1 during the term of this Agreement, commencing on January 1, 2015, by a percentage equal to the percentage change calculated in accordance with the Consumer Price Index Adjustment, the product of which shall be multiplied by fifty percent (50%).  The Base Gathering Fee will not be adjusted. The Incentive Gathering Fee and Ultimate Gathering Fee will be increased effective on the January 1st of the year that is at least a full year after the applicable milestone has been achieved, by a percentage equal to the percentage change calculated in accordance with the Consumer Price Index Adjustment the product of which shall be multiplied by twenty five percent (25%).

Section 6.5                                   The Compression Fee will be increased effective on January 1 during the term of this Agreement, commencing on January 1, 2015, by a percentage equal to the percentage change calculated in accordance with the Consumer Price Index Adjustment the product of which shall be multiplied by fifty percent (50%).

Section 6.6                                   In addition to the other charges set forth in this Agreement, Producer conveys to Gatherer, free of charge and free of liens or encumbrances of any nature, a quantity of Gas equal to the Allocated Gas Charge.

ARTICLE VII
POINTS OF RECEIPT AND DELIVERY

Section 7.1                                   The points of receipt (“Points of Receipt”) for all Gas delivered by Producer to Gatherer for gathering service hereunder will be at the custody transfer meters located on the CRPs.

Section 7.2                                   The points of delivery (“Points of Delivery”) for all of Producer’s Gas delivered by Gatherer to the receiving pipeline hereunder will be at the points designated in Exhibit “B”, including future delivery points along the TET, DTI or TCO routes shown.

ARTICLE VIII
TERM

Section 8.1                                   Subject to the other provision of this Agreement, this Agreement will be effective as of 10:00 a.m. ET on the Effective Date and will remain in full force and effect for a primary term ending at 10:00 a.m. ET on October 1, 2030 (“Term”), and will continue year-to-year thereafter unless terminated by either Party upon written notice to the other at least twelve (12) Months prior to the end of any following year.

ARTICLE IX
NOTICES

Section 9.1                                   Any notice, request, demand, statement, invoice, bill or payment provided for in this Agreement, or any notice which a Party may desire to give to the other, will be in writing to the other Party at the following address and will be deemed duly delivered as of: (i) two Business Days after the date of deposit (postage prepaid) with the U.S. Postal Service, (ii) the date of transmittal if emailed or telefaxed (with confirmation receipt), and (iii) on the Day following transmittal if sent by overnight delivery by a reputable service; provided that if deliver under clauses (ii) or (iii) is received after the receiving Party’s normal business hours, the notice will be deemed duly delivered on the following Business Day:

GATHERER:

Vista Holding LLC

116 Inverness Drive East, Suite 107

Englewood, CO 80112

Attention: Tom Tyree

Facsimile: (303) 386-8701

Tom.Tyree@vantageenergy.com

PRODUCER:

Vantage Energy Inc.

116 Inverness Drive East, Suite 107

Englewood, CO 80112

Attention: Roger Biemans

Facsimile: (303) 386-8701

Roger.biemans@vantageenergy.com

Section 9.2                                   Nominations and dispatching matters may be transmitted via electronic mail; provided, the receiving Party provides the sending Party with confirmation via electronic mail.

Section 9.3                                   Either Party may change addresses, facsimile or other notice information by giving written notice to the other Party.

ARTICLE X
GENERAL

The GENERAL TERMS AND CONDITIONS attached here to as Exhibit “A” are incorporated herein as if set forth in full. If there is any conflict between the terms and conditions contained in this Agreement and the terms and conditions contained in Exhibit “A,” then this Agreement will prevail.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate originals by their duly authorized officers on the date first hereinabove written.

GATHERER:

VISTA HOLDING LLC
By:
Title:

PRODUCER:

VANTAGE ENERGY APPALACHIA LLC
By: Roger Biemans
Title: CEO

VANTAGE ENERGY APPALACHIA II LLC
By: Roger Biemans
Title: CEO

EXHIBITS:

Exhibit A:                                         General Terms and Conditions

Exhibit B:                                         Points of Delivery

Exhibit C:                                         Initial Wells

Exhibit D:                                         Access JV Area

Exhibit E:                                          Prospect Areas within Dedicated Area

Exhibit F:                                           Maximum CRP Pressures

Exhibit G:                                         Applicable Fee Reductions

Exhibit H:                                        Tie-In Requests

EXHIBIT “A” to

SECOND AMENDED & RESTATED GAS GATHERING AGREEMENT

DATED EFFECTIVE September     , 2014

GENERAL TERMS AND CONDITIONS

ARTICLE I

DEFINITIONS

Unless another definition is expressly stated or the context requires otherwise, the following terms, when used in this Agreement, are intended to and will have the following meanings:

(a)                                 “Access JV Area” shall mean the lands and interests of Producer set forth on Exhibit “D” and specifically excluded from operation of this Agreement.

(b)                                 “Agreement” means this Second Amended & Restated Gas Gathering Agreement and all exhibits and attachments thereto.

(c)                                  “Allocated Gas Charge” means an amount of Gas (in MMBtus) determined each Month by Gatherer equal to Producer’s proportionate share of Fuel Gas (allocated to each Point of Receipt based on the actual Fuel Gas consumed between the Point of Receipt and the Point of Delivery) for all purposes, and Lost and Unaccounted For Gas for that Month. The Allocated Gas Charge shall be based upon actuals, but in no event shall be greater than an amount equivalent to 3.500% of the total Gas volume in MMBtus delivered by Producer at the Points of Receipt.

(d)                                 “Base Gathering Fee” has the meaning set forth in Section 6.1(b) of this Agreement.

(e)                                  “Bcf’ means one billion Cubic Feet

(f)                                   “Btu” means the amount of heat required to raise the temperature of one avoirdupois pound of pure water from fifty-eight and one-half degrees Fahrenheit (58.5 F) to fifty-nine and one-half degrees Fahrenheit (59.5 F) at a constant pressure of fourteen and seventy-three hundredths pounds per square inch absolute (14.73 psisa).

(g)                                 “Business Day” means any Day that is Monday, Tuesday, Wednesday, Thursday or Friday, except when such Day is a bank holiday.

(h)                                 “Cash-Out Price” has the meaning set forth in Section 2.5 of this Exhibit “A.”

(i)                                    “Central Receipt Point” or “CRP” means centralized points such as a multiple well pad drilling site, a centralized, multi-well tank battery location or a group of leases where production from multiple wells is aggregated and delivered to Gatherer.

(j)                                    “Compression Fee” has the meaning set forth in Section 6.2 of this Agreement.

(k)                                 “Consumer Price Index Adjustment” or “CPI Adjustment” means the percentage change between the seasonally unadjusted Consumer Price Index for All Urban, All Items, U.S. City Average, as published by the U.S. Department of Labor, Bureau of Labor Statistics (the “CPI-U”) for the month of January of the year preceding the year in which the adjustment is being made and the seasonally unadjusted CPI-U for the months of January in the second preceding year.

(l)                                    “Cost of Capital” Cost of Capital shall be assumed at fifteen percent (15%) per year.

(m)                             “Cubic Foot” means a volume of Gas occupying a space of one (1) cubic foot at a temperature of sixty degrees Fahrenheit (60 F) and at a pressure of fourteen and seventy-three hundredths pounds per square inch absolute (14.73 psia).

(n)                                 “Day” means the twenty-four hour period beginning at 10:00 a.m., Eastern time, on one calendar day and ending at 10:00 a.m., Eastern time, on the following calendar day.

(o)                                 “Dedicated Area” means, any current and future lands and leases within Greene County, Pennsylvania, except for those lands and leases within the Access JV Area, shown on Exhibit “D”.

(p)                                 “Delivered Gas” means Gas received by Gatherer from Producer at each Point of Receipt less a quantity of Gas equal to the Allocated Gas Charge.

(q)                                 “DTI” has the meaning set forth in Section 1.2.

(r)                                  “Effective Date” has the meaning set forth in the preamble of this Agreement.

(s)                                   “Excusable Delay” means a delay in the completion of the construction of the Pipeline and the initial facilities or inability to accept delivery of such Gas that is caused by an act or neglect of Producer, or by any cause beyond the control and without fault, negligence or lack of continuous reasonable diligence of Gatherer, including, without limitation, acts of God; strikes, lockouts or other industrial disturbances; acts of the public enemy, wars, blockades, insurrections, civil disturbances and riots, and epidemics, landslides, abnormally severe weather, earthquakes, fires, floods and washouts, orders, restraints and requirements of the government and governmental agencies either federal, state, local or otherwise, civil or military, including failure, refusal or inability to grant or issue (or to timely grant or issue) any permit, approval, license or consent that was properly and timely applied for by Gatherer consistent with industry standards and regulatory requirements, and changes in applicable law or regulation, and any delay in obtaining, or inability to obtain, any necessary easement, license or other property rights following best commercial efforts by the Gatherer.

(t)                                    “Firm” means the highest priority of service as committed to by Gatherer for gathering Producer’s Gas on the System.

(u)                                 “Force Majeure” has the meaning set forth in Section 11.2 of this Exhibit “A.”

(v)                                 “Fuel Gas” means all Gas received by Gatherer into the System that, prior to delivery at all points of delivery from the System, is consumed as fuel in the operation of the System and related facilities.  Additionally, if Gatherer uses electricity to power compression or other operation of the System, Producer will only be allocated fuel for facilities that benefit Producer and are in the flow path between the applicable Points of Receipt and the Points of Delivery by which Producer’s Gas actually flows, however Gatherer may in its reasonable discretion average the allocated Fuel Gas to multiple Points of Receipt and Points of Delivery so long as the same does not inflate the amount of Fuel Gas charged to the entire System on average.  If electricity is utilized to power operation of the System and related facilities, Producer will be responsible for its pro-rata share of electricity costs, allocated in the same proportion as fuel costs, and such electricity costs shall be billed to Producer on the monthly invoice.

(w)                               “Gas” means natural gas or any mixture of hydrocarbon gases or of hydrocarbon gases and noncombustible gases, consisting predominantly of methane, including any condensate or natural gas liquids associated with that gas.

(x)                                 “Gathering Agreement” has the meaning set forth in the preamble of this Agreement.

(y)                                 “Gatherer” has the meaning set forth in the preamble of this Agreement.

(z)                                  “Gross Heating Value” means the number of Btu produced by the complete combustion, at constant pressure, of the amount of Gas which would occupy a volume of one (1) Cubic Foot at a temperature of sixty degrees Fahrenheit (60 F) when saturated with water vapor and at a pressure equivalent to fourteen and seventy three hundredths pounds per square inch absolute (14.73 psia), under standard gravitational force (acceleration 980.665 centimeters per second), with air of the same temperature and pressure as the Gas when the products of combustion are cooled to the initial temperature of the Gas and air when the water formed by combustion is condensed to the liquid state. The Gross Heating Value so determined will be corrected from the conditions of testing to that of the actual condition of the Gas delivered, expressed in Btu per Cubic Foot and reported at a pressure base of fourteen and seventy-three hundredths pounds per square inch absolute (14.73 psia); provided, however, if the water vapor content of the Gas delivered is seven (7) pounds or less per one million (1,000,000) Cubic Feet, the Gas will be assumed to be dry.

(aa)                          “Imbalance” has the meaning set forth in Section 2.4 of this Exhibit “A.

(bb)                          “Incentive Gathering Fee” has the meaning set forth in Section 6.1(b) of this Agreement.

(cc)                            “Initial Wells” has the meaning set forth in Section 1.3 of this Agreement.

(dd)                          “In-Service Date” has the meaning set forth in Section 1.4(b) of this Agreement.

(ee)                            “Lost and Unaccounted for Gas” means for any period, the excess of (i) the total quantity of Gas received into Gatherer’s System, above (ii) the total quantity of Gas disposition, including Gas volumes delivered at all points of delivery, Gas used as fuel and Gas condensed into condensate, on Gatherer’s System. “Lost and Unaccounted For Gas” includes any Gas lost as a result of, but not limited to, leakage, venting or flaring, discrepancies due to meter inaccuracies or variations of temperature and/or pressure, Gas shrinkage, and any Gas that is unaccounted for. All Gas lost due to actions of unaffiliated third parties and recovered by Gatherer shall be credited, proportionally on an MMBtu basis, to all producers.

(ff)                              “Maximum CRP Pressure” will be the maximum pressure at a CRP as requested by Producer if Gatherer provides initial or additional compression services at a CRP. Exhibit “F.” defines current Maximum CRP Pressures at applicable pad sites.

(gg)                          “Maximum Pipeline Pressure” means a maximum operating pressure on Gatherer’s System as established from time to time by Gatherer, provided such pressure will not be below 1,000 psig, unless mutually agreed by the Parties.

(hh)                          “Mcf’ means one thousand (1,000) Cubic Feet.

(ii)                                “MMBtu” means one million (1,000,000) Btu.

(jj)                                “Month” or “Monthly” means the period beginning at 10:00 a.m., Eastern time, on the first Day of a calendar month and ending at 10:00 a.m., Eastern time, on the first Day of the succeeding calendar month.

(kk)                          “Negative Imbalance” has the meaning set forth in Section 2.4 of this Exhibit “A.”

(ll)                                “Net acre” means as computed separately for each oil and gas lease, (a) the number of gross acres in the lands covered by the lease, multiplied by (b) the undivided percentage of mineral ownership covered by the lease, multiplied by (c) Producer’s working interest in such lease, provided that if items (b) and/or (c) vary as to different areas or depths, a separate calculation shall be done for each such area or depth.

(mm)                  “Non-Conforming Gas” has the meaning set forth in Section 5.3 of this Exhibit “A.”

(nn)                          “NX-19 Manual” has the meaning set forth in Section 4.5 of this Exhibit “A.”

(oo)                          “Other Interest” means all parties other than Producer that own interests in any lands, leases, Wells and Gas within the Dedicated Area, and whose interests are represented or controlled by Producer, including net, working, partnership, royalty, overriding royalty, profit or other interests, for so long as controlled by Producer. Other Interest shall exclude any interests for which such party has specific take-in-kind rights under their agreement with Producer, that are being exercised by such party.

(pp)                          “Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

(qq)                          “Points of Delivery” has the meaning set forth in Section 7.2 of this Agreement.

(rr)                            “Points of Receipt” has the meaning set forth in Section 7.1 of this Agreement.

(ss)                              “Positive Imbalance” has the meaning set forth in Section 2.4 of this Exhibit “A.”

(tt)                                “Pressure Notice” has the meaning set forth in Section 3.3 of this Agreement.

(uu)                          “Prime Rate” has the meaning set forth in Section 8.2 of this Exhibit “A.”

(vv)                          “Producer” has the meaning set forth in the preamble of this Agreement.

(ww)                      “Prospect Area” has the meaning set forth in Section 1.4(a)1.

(xx)                          “Purchaser” has the meaning set forth in Section 5.7 of this Agreement.

(yy)                          “Subsequent Well” has the meaning set forth in Section 1.4 of this Agreement.

(zz)                            “System” has the meaning set forth in Section 1.1 of this Agreement and any modifications, additions or extensions thereto made by Gatherer. The System shall include all related appurtenances and facilities.

(aaa)                   “TBtu” means one trillon (1,000,000,000, 000) British thermal units.

(bbb)                   “Term” has the meaning set forth in Article VII.

(ccc)                      “TET” has the meaning set forth in Section 1.2 of this Agreement.

(ddd)                   “Tie-in Request” has the meaning set forth in Section 1.4 of this Agreement.

(eee)                      “Ultimate Gathering Fee” has the meaning set forth in Section 6.1(b) of this Agreement.

(fff)                         “VEA”, “VEA II” and “Vista” shall have the meanings set forth in the preamble to this Agreement.

(ggg)                   “Wells” shall include Initial Wells and Subsequent Wells owned or controlled by Producer, within the Dedicated Area.

ARTICLE II

FLOW RATE AND SERVICE PROVIDED

Section 2.1                                   Subject to all other provisions of this Agreement, Gatherer will, as nearly as practicable each Day, deliver for Producer’s account at the Points of Delivery a quantity of Gas thermally equivalent to the daily quantities of Delivered Gas. An amount of Gas equal to the Allocated Gas Charge will be rendered to Gatherer by Producer at no cost to Gatherer. All receipts and deliveries (less the Allocated Gas Charge) under this Agreement will be balanced on a Btu basis and all quantities referred to herein will be adjusted for the Gross Heating Value thereof.

Section 2.2                                   The intent of the Parties to this Agreement is that Gas be received and delivered hereunder at the same rate and Gatherer and Producer will use their best efforts to keep Gas balanced on a daily basis. Producer will not, in any manner, utilize Gatherer’s System for storage or peaking purposes. If, on any Day, Producer delivers a quantity of Gas in excess of the quantity of Gas being concurrently delivered by Gatherer, Gatherer will have the right to reduce and/or discontinue its receipts of Gas from Producer until such time as arrangements have been made by Producer to balance such excess. If, on any Day, Producer receives a quantity of Gas in excess of the quantity of Gas being concurrently delivered to Gatherer, Gatherer will have the right to reduce and/or discontinue deliveries of Gas to Producer until arrangements have been made by the Producer to balance such excess. It is recognized that an exact daily balancing of receipts and deliveries may not be possible due to inability of the Parties to control precisely such receipts and deliveries. However, Gatherer, to the extent practicable, will deliver each Day a quantity of Gas thermally equivalent to the Delivered Gas quantity for that Day.

Section 2.3                                   The parties will adjust the receipt and deliveries of Gas as soon as practicable on as uniform a daily basis as possible, but in any event within Thirty Days, in order to balance any excess or deficiency on a thermal equivalent basis. If quantities of Gas received and delivered are not in balance on a thermal equivalent basis at the end of this Agreement term hereof, then such balance will be achieved as soon as possible, but in any event within thirty Days, by extending this Agreement as mutually agreed upon by the Parties. This requirement will survive the termination of this Agreement. The allocation of Gas to the Points of Receipt and Points of Delivery and the administration of Monthly balancing will be at the reasonable discretion of Gatherer.

Section 2.4                                   The term “Imbalance” means the cumulative difference in a Month between: (i) the quantity of Gas in MMBtu received for the account of Producer at the Points of Receipt, less the Allocated Gas Charge, and (ii) the quantity of Gas in MMBtu delivered for the account of Producer at the Points of Delivery. After any adjustment for the Allocated Gas Charge, if the Imbalance is the result of receipts at the Points of Receipt exceeding the delivered (or scheduled, as applicable) quantity of Gas for Producer’s account at the Points of Delivery, it is a “Positive Imbalance.” If the Imbalance is the result of receipts at the Points of Receipt, less the Allocated Gas Charge, being less than the delivered quantity of Gas for Producer’s account at the Points of Delivery, it is a “Negative Imbalance.” Imbalances will be eliminated during the Month immediately following the Month in which such occurred, by: (i) the delivery of Gas for

Producer’s account equal to the Positive Imbalance, (ii) the reduction in deliveries of Gas for Producer’s account equal to the Negative Imbalance or by Cash Out in Section 2.5.

Section 2.5                                   If the receiving pipeline at the Point of Delivery requires that imbalances between Gatherer and such receiving pipeline be eliminated by a cash settlement at the end of each Month in lieu of by the delivery or reduction in deliveries of Gas at the Point of Delivery, Gatherer shall eliminate any Imbalance of Producer by cash settlement. The Imbalance settlement price will be the same price (“Cash-Out Price”) received or paid by Gatherer at the Points of Delivery for such Month. Gatherer will pay Producer an amount that is the product of the Positive Imbalance each Month, if any, and the Cash-Out Price. Producer will pay Gatherer an amount that is the product of the Negative Imbalance each month, if any, and the Cash-Out Price. In no event shall Gatherer profit or suffer a loss from such Cash Out.  Gatherer shall allocate the cash settlement it pays to or receives from the receiving pipeline to all parties utilizing Gatherer’s System in the same proportion as each party contributes to the total Imbalance.  Gather or Producer as mutually agreed may designate a downstream shipper on the receiving pipeline to receive the daily imbalance quantities to eliminate any Imbalance Cash Out.

Section 2.6                                   The Points of Receipt and Points of Delivery may be at existing points through which other volumes of Gas are being measured; therefore, the measurement of Gas under this Agreement may involve the allocation of Gas delivered. Each Party will furnish or cause to be furnished to the other Party hereto all data required to accurately account for all Gas received and delivered hereunder.

Section 2.7                                   Producer will make, or cause to be made, all necessary arrangements at or downstream of the Points of Delivery in order to effectuate Gatherer’s delivery of Gas.

Section 2.8                                   Although Producer will retain title to Gas delivered to Gatherer at the Points of Receipt hereunder, it is understood and agreed that such Gas received by Gatherer will constitute part of the supply of Gas from all sources in Gatherer’s System, and as such Gatherer will, subject to its obligation to deliver an equivalent quantity as provided in Section 2.1 of this Exhibit “A,” have the absolute and unqualified right to commingle such Gas, to deliver molecules different from those received and to handle the molecules received in any manner.

Section 2.9                                   Gatherer will have the right to refuse to provide continued service or to suspend future service at any Points of Receipt or Points of Delivery, if deliveries of Gas at any such Points of Receipt or Points of Delivery during any month average less than one hundred thousand (100,000) Btu per Day.

Section 2.10                            Gatherer agrees that it shall gather, dehydrate and compress all of Producer’s Gas and operate the System as a good and prudent operator consistent with good industry practice.

ARTICLE III

MEASUREMENT EQUIPMENT AND TESTING

Section 3.1                                   Gatherer, or its designee, will maintain and operate at its own expense the measuring stations at the Points of Receipt and the Points of Delivery through which the quantity of Gas gathered hereunder will be measured. Producer may install, maintain and operate, at its own expense, such check measuring equipment desired; provided, that such equipment will be installed so as not to interfere with the operation of Gatherer’s or its designee’s measuring equipment. Each Point of Receipt will be equipped with remote communication facilities and Producer will be provided direct access to such data.

Section 3.2                                   The measuring equipment will be constructed, installed and operated in accordance with the following depending on the type of meters used:

(a)                                 Orifice Meters - in accordance with ANSI/API 2530 (American Gas Association Report No. 3), Orifice Metering of Natural Gas and Other Hydrocarbon Fluids, Second Edition, dated September 1985, and any subsequent adjustments, revisions or modifications thereof and will include the use of flange connections. Should Gas pulsation problems occur upstream of the Points of Receipt or downstream of the Points of Delivery, Producer, or its designee, will take whatever corrective actions are required by Gatherer to mitigate such pulsation.

(b)                                 Electronic Transducers and Flow Computers (solar and otherwise) - in accordance with the applicable America Gas Association standards, including but not limited to American Gas Association Measurement Committee Report Nos. 3, 5, 6 and 7 and any subsequent amendments, revisions, or modifications thereof.

(c)                                  Ultrasonic Meters - in accordance with the American Gas Association Measurement Committee Report No. 9 (American Gas Association Report No. 9), dated June 1998, and any subsequent amendments, revisions or modifications thereof.

Section 3.3                                   Gatherer or its designee will not be required to replace or make any alterations to its measuring equipment as a result of any subsequent amendments, revisions or modifications of the American Gas Association Reports cited in Section 3.2 (a) through (c) of this Exhibit “A,” unless the Parties mutually agree to such replacement or alteration.

Section 3.4                                   Gatherer will give reasonable notice to Producer in order that Producer may have a representative present to observe any cleaning, changing, repairing, inspecting, calibrating, or adjusting of the measuring equipment at the Points of Receipt. The official charts (recordings) from the measuring equipment will remain the property of the Gatherer or its designee. Upon request, Gatherer or its designee will submit its records and charts, together with calculations there from, to Producer for inspection and verification, subject to return to Gatherer or its designee within ten Days after receipt thereof.

Section 3.5                                   The accuracy of all measuring equipment will be verified by Gatherer or its designee at reasonable intervals and, if requested, in the presence of a representative of

Producer. Gatherer or its designee will verify the accuracy of such equipment once every three Months unless Producer requests a special test as described below; provided, however, that when daily deliveries of Gas at any Point of Receipt or Point of Delivery average five million (5,000,000) Btu per Day or greater during any Month, the accuracy of the measuring equipment will be verified once every Month. If, upon any test, the measuring equipment is found to be inaccurate by two percent (2%) or less, previous readings of such equipment will be considered correct in computing the deliveries of Gas hereunder, but such equipment will immediately be adjusted to record accurately. If, upon any test, the measuring equipment is found to be inaccurate by more than one percent (1%) of a recording corresponding to the average hourly flow rate for the period since the last test, such equipment will immediately be adjusted to record accurately and any previous recordings of such equipment will be corrected to zero (0) error for any period which is known definitely or agreed upon, utilizing the procedure set forth in this Section 3.5. If such period is not known or agreed upon, such correction will be made for a period covering one-half (1/2) of the time elapsed since the date of the latest test, but not to exceed sixteen Days when the equipment is tested every Month and not to exceed forty-five Days when the equipment is tested every three Months. If Producer desires a special test of any measuring equipment, at least seventy-two hours’ advance notice will be given to Gatherer by Producer, and both Parties will cooperate to secure a prompt test of the accuracy of such equipment. If the measuring equipment so tested is found to be inaccurate by one percent (1%) or less, Gatherer will have the right to bill Producer for the costs incurred due to such special test, including any labor and transportation costs, and Producer will pay such costs promptly upon invoice there for.

Section 3.6                                   If, for any reason, any measurement equipment is out of adjustment, out of service, or out of repair and the total calculated hourly flow rate through each meter run is found to be in error by an amount of magnitude described in Section 3.5 of this Exhibit “A,” the total quantity of Gas delivered will be redetermined in accordance with the first of the following methods which is feasible:

(a)                                 by using the registration of any check meters, if installed and accurately registering (subject to testing as described in Section 3.5 of this Exhibit “A”); or

(b)                                 by correcting the error by rereading of the official charts, or by straightforward application of a correcting factor to the quantities recorded for the period (if the net percentage of error is ascertainable by calibration, tests or mathematical calculation); or

(c)                                  by estimating the quantity, based upon deliveries made during periods of similar conditions when the meter was registering accurately.

Section 3.7                                   Gatherer or its designee will retain and preserve for a period of at least two years all test data, charts and other similar records.

ARTICLE IV

MEASUREMENT SPECIFICATIONS

The measurements of the quantity and quality of all Gas delivered at the Points of Receipt and Points of Delivery will be conducted in accordance with the following:

Section 4.1                                   The unit of volume for measurement will be one (1) Cubic Foot. Such measured volumes, converted to Mcf, will be multiplied by their Gross Heating Value per Cubic Foot and divided by 1,000 to determine MMBtu delivered hereunder.

Section 4.2                                   Computations for Gas measurement will be made in accordance with Section 3.2 of this Exhibit “A” corresponding to the type of meters used.

Section 4.3                                   The temperature of the Gas will be determined by a recording thermometer installed so that it may record the temperature of the Gas flowing through the meters, or such other means of recording temperature as may be mutually agreed upon by the Parties. The average of the record to the nearest one degree Fahrenheit (1 F), obtained while Gas is being delivered, will be the applicable flowing Gas temperature for the period under consideration.

Section 4.4                                   The specific gravity of the Gas will be determined by a recording gravitometer or chromatographic device installed and located at a suitable point to record representative specific gravity of the Gas being metered or, at Gatherer’s or its designee’s option, by spot samples or continuous sampling using standard type of gravity methods. If a recording gravitometer or chromatographic device is used, the gravity to the nearest one- thousandth (0.001) obtained while Gas is being delivered will be the specific gravity of the Gas sampled for the recording period. If a continuous sampling method is used, the gravity to the nearest one-thousandth (0.001) will be determined once a Month from a Gas analysis. The result will be applied during such Month for the determination of Gas volumes delivered. If a spot sample is used, the gravity to the nearest one-thousandth (0.001) will be determined at least one each quarter and will be applied until the next spot sample is taken for the determination of Gas volumes delivered.

Section 4.5                                   Adjustments to measured Gas volumes for the effects of supercompressibility will be made in accordance with accepted America Gas Association standards. Gatherer or its designee will obtain appropriate carbon dioxide and nitrogen mole fraction values for the Gas delivered as it may be required to compute such adjustments in accordance with standard testing procedures. At Gatherer’s or its designee’s option, equations for the calculation of supercompressibility may be taken from either the American Gas Association Manual for the Determination of Supercompressibility Factors for Natural Gas, dated December, 1962 (also known as the “NX-19 Manual”) or American Gas Association Report No. 8, dated December 1985, Compressibility and Supercompressibility for Natural Gas and Other Hydrocarbon Gases, latest revision.

Section 4.6                                   For purposes of measurement and meter calibration, the atmospheric pressure for each of the Points of Receipt and Points of Delivery will be assumed to be the pressure value determined by Gatherer, or its designee, for the county elevation in which such point is located pursuant to generally accepted industry practices irrespective of the actual atmospheric pressure at such points from time to time.

Section 4.7                                   The Gross Heating Value of the Gas delivered at the Points of Receipt and Points of Delivery will be determined at least once each six month period by means of some approved method of general use in the Gas industry.

Section 4.8                                   Other tests to determine water content, sulfur, and other impurities in the Gas will be conducted whenever requested by either Party and will be conducted in accordance with standard industry testing procedures. The Party requested to perform such test will bear the cost of such tests only if the Gas tested is determined not to be within the quality specification set forth below. If the Gas is within such quality specification, the requesting Party will bear the cost of such tests.

Section 4.9                                   If, during the term of this Agreement, a new method or technique is developed with respect to Gas measurement or the determination of the factors used in such Gas measurement, then, in Gatherer’s sole discretion, such new method or technique may be substituted for the method set forth in this Article IV, provided that the new method or technique is in accordance with accepted standards of the American Gas Association.

ARTICLE V

QUALITY

Section 5.1                                   All Gas delivered at the Points of Receipt under this Agreement will conform to the following specifications:

(a)                                 Hydrogen Sulfide:  Subject to the provisions of subsection (g) of this Section 5.1, the Gas will not contain more than one-quarter (1/4) grain of hydrogen sulfide per one hundred (100) Cubic Feet of Gas, as determined by quantitative tests.

(b)                                 Total Sulfur: Subject to the provisions of subsection (g) of this Section 5.1, the Gas will not contain more than five (5) grains total of sulfur per one hundred (100) Cubic Feet of Gas, as determined by quantitative tests.

(c)                                  Temperature: The Gas will not have a temperature less than forty degrees Fahrenheit (40 F) or more than one hundred twenty degrees Fahrenheit (120 F).

(d)                                 Carbon Dioxide: Subject to the provisions of subsection (g) of this Section 5.1, the Gas will not contain more two percent (2%) by volume of carbon dioxide.

(e)                                  Oxygen: Subject to the provisions of subsection (g) of this Section 5.1, the Gas will contain no more than two hundred (200) parts per million by volume of oxygen.

(f)                                   Nitrogen:  Subject to the provisions of subsection (g) of this Section 5.1, the Gas will not contain more than two percent (2%) by volume of nitrogen.

(g)                                 Non-hydrocarbons: Regardless of the foregoing provisions of this Section 5.1, the Gas will not contain more than three percent (3%) by volume of total non-hydrocarbons. Non-hydrocarbons will include, but not limited to, water, hydrogen sulfide, sulfur, carbon dioxide, oxygen and nitrogen.

(h)                                 Objectionable Liquids and Solids and Dilution: The Gas will be free of objectionable liquids and solids (including free water) and will be commercially free from dust, gums, gum-forming constituents, and other liquids or solid matter which might become separated from the Gas in the course of gathering through pipelines.

(i)                                    Gross Heating Value: The Gas will not have a Gross Heating Value less than nine hundred seventy five (975) Btu per Cubic Foot of Gas nor greater than one thousand one hundred (1100) Btu per Cubic Foot of Gas.  The Gas shall have a Wobbe Number of not less than 1314 nor greater than 1400 (calculated using Gross Heating Value), dry, under standard conditions at 14.73 at 60 degrees Fahrenheit based on the following mathematical definition and in according with the terms of this Agreement: Gross Heating Value / Sqrt SGas; Where — “SGas” means specific gravity, and “Sqrt” means square root of.  However, in Gatherer’s discretion it may make exceptions from time to time as to the foregoing as allowed by Texas Eastern under Quality of Gas Tariff Section 5.3 (M) C2+ Exemption; and however, Gatherer shall be under no obligation to remove any C2+ content from the Gas on behalf of Producer to meet Texas Eastern requirements or to provide any gas on Texas Eastern for blending producers gas down to allowable specifications.

Section 5.2                                   The minimum gas quality specifications set forth in Section 5.1 meet the minimum gas quality specifications that are in place as of September 1, 2010 for the receiving pipeline(s) at the Point of Delivery(s). If the quality specifications of the receiving pipeline at the Points of Delivery are modified and become more stringent than those in place as of the date of this Agreement, the minimum quality specifications set forth in Section 5.1 shall be amended to conform to such modified quality specifications of the receiving pipeline. Gatherer will not be required to accept at the Points of Receipt or deliver at the Points of Delivery any Gas tendered by Producer for gathering under this Agreement until Producer conforms the Gas to such specifications.

Section 5.3                                   If any Gas delivered by Producer does not conform to the quality specifications in Section 5.1 and 5.2 of this Exhibit “A” (“Non-Conforming Gas”), Gatherer may refuse to accept delivery of the Non-Conforming Gas until Producer has corrected the quality deficiency. However, if Producer’s Gas can be blended with the Gas in the System and meet the Gas quality specifications, then Producer can continue to flow its Gas but is still required to correct the quality deficiency as soon as practical. Gatherer’s option to refuse delivery of Non-Conforming Gas is in addition to other remedies available to Gatherer. Regardless of an provisions in this Agreement to the contrary, if Producer’s Non-Conforming Gas is delivered into Gatherer’s System without the prior knowledge and express approval of Gatherer, Producer will indemnify Gatherer for any costs, expenses, losses, damages and liabilities arising out of Gatherer’s acceptance of any Non-Conforming Gas, and Producer will reimburse Gatherer for all damages caused or to the extent contributed to by Producer’s Non-

Conforming Gas, including without limitation physical damage to any pipeline or appurtenant facilities and economic damage to Gatherer’s commercial operations. Gatherer has the right to cease receipts of Producer’s Gas if in Gatherer’s sole opinion receiving Producer’s Gas will result in a variance in Gas specification for the entire Gas stream.

Section 5.4                                   If the Gas delivered at any Points of Receipt fails to meet any of the quality specifications stated above, then Producer will notify Gatherer and Producer will make a diligent effort to correct the situation. If Gatherer cannot blend Producer’s Gas pursuant to Section 5.3, then Gatherer will have the right to refuse to accept such Gas for so long as Producer is unable to deliver Gas conforming to such specifications.

ARTICLE VI

NOMINATIONS

Section 6.1                                   Subject to all the terms and conditions of this Agreement, Producer will provide Gatherer, by no later than ten o’ clock (10:00) a.m., Central time, of the Business Day immediately preceding the first Day of the gathering period, a nomination indicating the estimated quantity of Gas, the Points of Receipt and Points of Delivery for such quantities, and any other information relevant to gathering service provided hereunder. During the gathering period, Producer may change its nomination for Gas gathered under this Agreement upon twenty-four (24) hours advance notice to Gatherer. Producer will endeavor to minimize requested changes and to provide Gatherer with as much prior notice as practicable prior to any requested change. Gatherer may waive any part of the notice requirement upon request if, in Gatherer’s reasonable judgment, operating conditions permit such waiver. Gatherer and Producer will immediately inform each other of any discovered unanticipated changes in deliveries. Nominations may be made by telephone, but will be confirmed in writing by email or telecopy to Gatherer’s Gas Control Department, each as set forth in Article IX of this Agreement. If Gatherer incurs any liability or payment from third parties due to Producer’s failure to fulfill its obligations as stated in this Article VI, Producer will reimburse Gatherer for such liabilities and payments.

Section 6.2                                   Gatherer shall notify Producer as soon as reasonably practicable: (i) if there is a Force Majeure event that materially affects Gatherer’s ability to accept Producer’s Gas for forty-eight (48) hours or more, and (ii) to the extent Gatherer has information as to the duration of such event, Gatherer shall provide Producer that information and updates to such information.

ARTICLE VII

TAXES AND REIMBURSEMENT

Section 7.1                                   Gatherer agrees to pay, or cause to be paid, all taxes, assessments, or other charges, excluding corporate income taxes, in effect on the Effective Date of this Agreement that are lawfully levied and/or imposed upon Gatherer with respect to the gathering and delivery of Gas under this Agreement and/or associated facilities related thereto. Producer will, however, reimburse Gatherer for any additional, increased or subsequently applicable taxes, assessments, fees or other charges, excluding corporate income taxes and increases in ad valorem or similar taxes based upon the assessed value of the System, arising after the Effective Date that are lawfully levied upon and/or paid by Gatherer with respect to such gathering and delivery and/or associated facilities.

Section 7.2                                   Producer releases and agrees to defend, indemnify, and save Gatherer, its affiliates, and their officers, employees, and agents harmless from and against all claims, causes of action, liabilities, and costs (including reasonable attorney’s fees and costs of investigation and defense) relating to (a) Producer’s title to Gas, (b) payments to working, mineral, royalty and overriding royalty interest and other owners, and (c) payments of sales, severance, and similar taxes.

ARTICLE VIII

BILLINGS AND PAYMENT

Section 8.1                                   As soon as practicable each Month, Gatherer will render to Producer (a) a statement setting forth: (i) the total MMBtu of Gas delivered at the Points of Receipt and Points of Delivery, during the preceding Month, (ii) the amount of compensation due Gatherer in accordance with this Agreement for gathering fees, Compression Fees and any amounts due from Producer to Gatherer for Negative Imbalances (determined in accordance with Section 2.5 of this Exhibit “A”), and (iii) any amounts due from Gatherer to Producer for any Positive Imbalances (determined in accordance with Section 2.5 of this Exhibit “A”); (b) an invoice that sets out all amounts due and owing by each Party under this Agreement, so that the Party owing the greater amount will make a simple payment of the net amount to the other Party; and (c) if Gatherer owes Producer a net amount, payment of that net amount. In addition to any remedies available at law or in equity, each Party and its affiliates and assignees shall have the right to setoff or net any amounts due and owing under this Agreement against any amounts due and owing under any other agreement in effect as of the date of this Agreement between any Party, on the one hand, and any other Party or one or more of its respective affiliates or assignees on the other hand, subject to any conditions to such set-off.  Such statement and invoice will include information sufficient to explain and support both the amounts due and any adjustments thereto and will be mailed or electronically transmitted on the same Day as the invoice date. The Party owing the greater amount will pay to the other Party the net amount set forth in Gatherer’s invoice by the later of the twentieth (20th) Day of the Month or ten (10) Days from the date of such invoice, except when such Day is not a Business Day, in which case payment will be due on the following Business Day. Billing and payment obligations for each separate Producer shall be several and not joint.

Section 8.2                                   Should either Party fail to pay the amount of any invoice rendered by the other Party hereunder when such amount is due, interest thereon will accrue from, but excluding, the due date to, and including, the date payment thereof is actually made at the lesser of: (i) the “Prime Rate” plus three percent (3%), computed on an annualized basis and compounded Monthly, and (ii) the maximum legal rate of interest permitted by applicable law. “Prime Rate” is the prime rate on corporate loans at large U.S. money center commercial banks as set forth in the Wall Street Journal “Money Rates” table under the Leading “Prime Rate,” or any successor thereto, on the first date of publication for the calendar month in which payment is due. The appropriate Party will render a late payment charge invoice to the other Party and the other Party will make payment therefore within ten (10) Days of such invoice. Except where a right of setoff is claimed by Producer as provided in 8.1 above, if Producer fails to pay any amount when due, and has not made payment within ten days after Gatherer’s written notice advising Producer or Gatherer’s intent to suspend performance under this Agreement, Gatherer may suspend gathering and delivery of Producer’s Gas under this Agreement until such amount is paid.

Section 8.3                                   If any invoice is disputed by Producer in good faith, Producer will pay the undisputed amount and will, within ten (10) Days from the date of Gatherer’s invoice, give Gatherer written notification setting forth disputed amount and the basis there for. Producer and Gatherer will use reasonable diligence to resolve disputed amounts within thirty (30) Days following written notification. If the undisputed amount is not paid when due, the undisputed amount will be subject to late payment charges as described above. Any disputed amount which later is determined to be due to Gatherer, will be subject to late payment charges from the original due date.

Section 8.4                                   Each Party will have the right at all reasonable times to audit the records of the other Party for any period for which an adjustment could be made in accordance with Section 8.5 of this Exhibit A” to the extent necessary to verify performance under any of the terms and conditions of this Agreement, provided that each Party will protect the confidentiality of such records.

Section 8.5                                   Subsequent to any invoice having been paid, if any overcharge or undercharge in any form whatsoever will be found, Gatherer will refund the amount of any overcharge received by Gatherer, and Producer will pay the amount of any undercharge due Gatherer within thirty (30) Days after final determination thereof; provided, however, no retroactive adjustments will be made for any overcharge or undercharge beyond a period of twenty-four (24) Months from the date of the invoice. The provisions of this Section 8.5 of Exhibit “A” will survive the termination of this Agreement.

Section 8.6                                   No adjustments, retroactive or prospective, will be made to volumes for prior periods, whether the result of volume allocation errors or any other reason other than meter calibration error, that involve changes that would be less than one hundred (100) MMBtu per Month.

ARTICLE IX

FINANCIAL RESPONSIBILITY

Section 9.1                                   If at any time during the term of this Agreement: (a) Producer fails to pay according to terms of this Agreement or (b) Gatherer, in its sole judgment reasonably exercised, determines that the credit worthiness or financial responsibility of Producer has become impaired or is otherwise unsatisfactory, then Gatherer may, upon written notice to Producer, require Producer to pay for the gathering of Gas under this Agreement in cash in advance of Gatherer’s gathering services or request a letter of credit from an institution, and upon terms and conditions, satisfactory to Gatherer or require other security satisfactory to Gatherer before further gathering services are provided. If Producer (i) makes an assignment or any general arrangement for the benefit of creditors or has such petition filed or proceeding commenced against it, (ii) otherwise becomes bankrupt or insolvent (however evidenced), (iii) is unable to pay its debts as they fall due, or (iv) fails to give adequate security for or assurance of its ability to perform its obligations under this Agreement within forty-eight (48) hours of reasonable request by Gatherer, then, unless Producer provided Gatherer with immediate surety of payment, in the form of a repayment for gathering services for a minimum period of 60 days of anticipated Gas flow or by any other form of surety of payment reasonably acceptable to Gatherer, Gatherer will have the right to suspend services hereunder (in whole or part) or to terminate this Agreement (in whole or part) without prior notice and without prejudice to any and all claims for damages or other rights and remedies available under this Agreement or pursuant to law, and without liability of any kind or character to Producer. Producer hereby grants Gatherer on behalf of itself a security interest in all Gas owned or controlled by Producer in Gatherer’s possession to secure payment of all fees and other amounts due under this Agreement and, following a Producer default, in accordance with Section 13.2, the Gatherer may foreclose this possessory security interest in any reasonable manner. Upon request, Producer will execute a UCC-1 or similar financing statement or other documentation suitable for recording describing and implementing this security interest and lien.

ARTICLE X

RESPONSIBILITY

Section 10.1                            As between the Parties hereto, Producer will be deemed to be in exclusive control and possession of the Gas until such Gas will have been received by Gatherer at the Points of Receipt and after such Gas will have been delivered at the Points of Delivery. Gatherer will be deemed to be in exclusive control and possession of the Gas after receipt of the Points of Receipt until such Gas will have been delivered to Producer or its designee at the Points of Delivery. As between the Parties hereto, subject to all of the terms and conditions of this Agreement (including Producer’s obligation to bear the Allocated Gas Change), the Party deemed to be in exclusive control and possession of the Gas hereunder will be responsible for anything which may be done, happen or arrive with respect to such Gas.

Section 10.2                            Each Party assumes full responsibility and liability arising from the installation, ownership and operation of its pipelines and facilities and will hold harmless the other Party from any claim, loss, expense or liability (except as otherwise specifically provided in this Agreement and including Producer’s obligation to bear the Allocated Gas Charge) that such Party incurs on account of such installation, ownership and operation. However, a Party will not be liable to the other Party for, or hold harmless the other Party from, any claims, loss, expense or liability arising out of acts or omission of third parties when such acts or omissions are not reasonably within the first Party’s control.

ARTICLE XI

FORCE MAJEURE

Section 11.1                            Neither party will be liable to the other Party for failure to perform any of its obligations under this Agreement to the extent such performance is hindered, delayed or prevented by Force Majeure as defined below, except for failure to make payments hereunder.

Section 11.2                            A Party which is unable, in whole or in part, to carry out its obligations under this Agreement due to Force Majeure must provide notice to the other Party. Initial notice may be given orally; however, written notification with reasonably full particulars to the event or occurrence is required as soon as reasonably possible. For the avoidance of doubt, Force Majeure shall not excuse the Producer from its obligation to timely pay any Initial Gathering Fee, Base Gathering Fee, Incentive Gathering Fee or Ultimate Gathering Fee as and when due.

Section 11.3                            A Party claiming Force Majeure will diligently use all reasonable efforts to remove the cause, condition, event or circumstance of such Force Majeure, will promptly give written notice to the other Party of the termination of such Force Majeure, and will resume performance of any suspended obligation as soon as reasonably possible after termination of Force Majeure.

Section 11.4                            For purposes of this Agreement, “Force Majeure” means causes, conditions, events of circumstances that: (a) are beyond the reasonable control of the Party whose performance is sought to be excused thereby: (b) cannot, despite the exercise of commercially reasonable remediation or mitigation efforts, be prevented avoided or removed; and (c) prevent the total or partial performance of obligations of the affected Party under this Agreement. Such causes, conditions, events and circumstances will include, to the extent such causes and events present the characteristics described above, acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts and orders, restraints and requirements of the government and governmental agencies, either federal or state, civil and military.

Section 11.5                            The term “Force Majeure” specifically excludes the following occurrences or events: (i) increases or decreases in Gas supply; (ii) loss of markets; loss of supply; and failure of wells or appurtenant facilities or depletion of Gas reserves; (iii) price changes due to market conditions; or (iv) the inability or impaired ability of a Party to be profitable, generate sufficient cash flows to meet its obligations, secure funds, arrange bank loans or other financing, or obtain credit.

ARTICLE XII

DISPUTES

Section 12.1

(a)                                 Any and all claims, disputes, controversies or other matters in question arising out of or relating to this Agreement (all of which are referred to herein as “Disputes”) shall be resolved solely in accordance with this Section 12.1, even though some or all of such Disputes are allegedly extra-contractual in nature, whether such Disputes sound in contract, tort or otherwise, at law or in equity, under state or federal law, where provided by statute or the common law, for damages or any other relief.

(b)                                 If a dispute occurs that the senior representatives of the Parties have been unable, in good faith, to settle or agree upon within a period of five (5) Business Days after written notice by any Party of such Dispute, each of the Parties shall nominate and commit one of its senior officers to meet at a mutually agreed time and place not later than ten (10) Business Days after that notice to attempt to resolve same. If such senior management have been unable to resolve such Dispute within a period of five (5) Business Days after such meeting, or if such meeting has not occurred within ten (10) Business Days following the notice of Dispute, then any Party shall have the right, by written notice to the others, to resolve the Dispute in accordance with Section 12.1 (c) of this Article XII.

(c)                                  Any Dispute that is not resolved pursuant to the foregoing provisions of this Section 12.1 shall be settled exclusively and finally by arbitration in accordance with Section 12.1 of this Article XII.

1.                                      Such arbitration shall be conducted pursuant to the Federal Arbitration Act. The validity, construction, and interpretation of this Article XII, and all procedural aspects of the arbitration conducted pursuant hereto, including the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of “fraud in the inducement” to enter into this Agreement or this arbitration provision, allegation of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoena, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involving third parties not bound by this Agreement, the receipt of evidence, and the like), shall be decided by the arbitrators. The arbitration shall be conducted using Commercial Arbitration Rules of (but not administered by) the American Arbitration Association (the “AAA”) or any successor when not in conflict with the Federal Arbitration Act.

2.                                      All arbitration proceedings hereunder shall be before a panel of three (3) arbitrators. Each person acting as an arbitrator must (A) be impartial, and (B) not represent or work for or on behalf of any Party hereto in any matter at the time of or prior to any proceedings described herein, and (C) have at least ten (10) years of experience in or relating to oil and gas pipeline industry. Gatherer and Producer shall each appoint one arbitrator and the third arbitrator shall be selected by the arbitrators appointed by Gatherer and Producer within fifteen (15) days after their appointment. If either Gatherer or Producer has failed to designate and arbitrator within fourteen (14) days after arbitration is requested, or if the two appointed arbitrators shall fail to select a third arbitrator within fifteen (15) days after their appointment, then an arbitrator shall be selected by the AAA Manager assigned to this arbitration. Except as to the requirements set forth in this Section 12.1 (c)(ii), no Party may dispute the appointment of any arbitrator selected by the other Party.

3.                                      Discovery shall be made pursuant to the Rules of the AAA Procedure and completed within sixty (60) days of selection of the third arbitrator.

4.                                      In deciding the substance of the Dispute, the arbitrators shall refer to the substantive laws of the State of Texas for guidance (excluding choice-of-law principles that might call for the application of the laws of another jurisdiction), subject to consideration of the laws of another jurisdiction only to the extent required to give effect to Section 15.1 of Exhibit “A”.

5.                                      The arbitrators shall conduct a hearing within ninety (90) days after appointment of the third arbitrator, and shall render a final decision completely disposing of the Dispute that is the subject of such proceedings within thirty (30) days after the final hearing. The Parties shall instruct the arbitrators to impose time limitations they consider reasonable for each phase of such proceeding, including, without limitation, limits on the time allotted to each Party for the presentation of its case and rebuttal. The arbitrators shall actively manage the proceedings as they deem best s as to make the proceedings fair, expeditious, economical and less burdensome than litigation. To provide for speed and efficiency, the arbitrators may: (i) limit the time allotted to each Party for presentation of its case; and (ii) exclude testimony and other evidence they deem irrelevant or cumulative.

6.                                      The final decision of the arbitrators shall be in writing, and set forth the reasons for such final decision, and if the arbitrators award monetary damages to any Party, contain a certification by the arbitrators that they have not included any incidental, special, treble, exemplary or punitive damages. To the fullest extent permitted by law, the arbitration proceeding and the arbitrator’s decision and award shall be maintained in confidence by the Parties and the Parties shall instruct the arbitrators to likewise maintain such matters in confidence.

Section 12.2                            Additional Dispute Provisions. As to the matters set forth in Section 12.1 of Exhibit “A”:

(a)                                 Judgment on the award rendered pursuant to the terms of Section 12.1 of this Exhibit “A” may be entered an enforced in any court having jurisdiction thereof in accordance with applicable laws. As between the Parties, only damages allowed pursuant to this Agreement may be awarded and, without limiting the foregoing, arbitrators shall have no authority to award any damages that are excluded under any express provision of the Agreement.

(b)                                 The site of any arbitration brought pursuant to this Agreement shall be Pittsburgh, Pennsylvania and the language in which the arbitration shall be conducted, including all writings relating thereto, shall be English.

(c)                                  The Parties hereby agree to continue to perform their respective obligations under the Agreement while the resolution of any Dispute pursuant to this Article XII is pending in the absence of a basis for discounting performance that is independent of such Dispute. Notwithstanding anything to the contrary herein, any Party may proceed to any court of competent jurisdiction to obtain provisional injunctive, ancillary or other equitable relief if such action is necessary to avoid irreparable harm or to preserve the status quo pending the resolution of the Dispute in accordance with the provisions of this Article XIII. Notwithstanding the foregoing, the arbitration of the underlying Dispute shall proceed in accordance with the terms hereof during the pendency of the proceeding to obtain such provisional injunctive, ancillary or other equitable relief.

(d)                                 EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE SUBMISSION OF ANY DISPUTE FOR SETTLEMENT BY FINAL AND BINDING ARBITRATION IN ACCORDANCE WITH THE PROVISIONS OF THIS ARTICLE XII AND HEREBY WAIVES THE RIGHT TO PROCEED TO COURT OR ANY OTHER FORUM THAT MAY APPLY TO IT BY REASON OF ITS PRESENT OR FUTURE DOMICILE, OR FOR ANY OTHER REASON EXCEPT (1) RECOURSE TO COURTS FOR ENFORCEMENT OF ARBITRAL AWARDS OR OTHER ORDER OF THE ARBITRATORS ISSUED IN AN ARBITRATION PURSUANT TO THIS ARTICLE XII, (2) SEEKING ANY INTERIM OR CONSERVATORY MEASURES OF THE RULES OF ARBITRATION OF THE AAA, OR (3) SEEKING RELIEF AS DESCRIBED IN ARTICLE XII HEREIN. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO BRING ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY ARBITRAL AWARD OR OTHER ORDER OF THE ARBITRATORS ISSUED IN ARBITRATION PURSUANT TO THIS ARTICLE XII OR SEEKING ANY INTERIM OR CONSERVATORY MEASURES PURSUANT TO THE RULES OF ARBITRATION OF THE AAA AGAINST ANY PARTY IN ANY OTHER JURISDICTION PERMITTED BY LAW.

Section 12.3                            EXCEPT AS PROVIDED IN SECTION 5.3 OF THIS EXHIBIT “A,” OR CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NEITHER PARTY WILL BE LIABLE OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY FOR PUNITIVE, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OR FOR LOST PROFITS WHICH ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF.

ARTICLE XIII

DEFAULT

Section 13.1                            (a)  Except as otherwise specifically provided herein, if either Party fails to perform any of the covenants or obligations imposed upon it in this Agreement (except where such failure is excused by Force Majeure), then, and in that event, the other Party may, at its option (without waiving any other remedy for breach thereof), by notice in writing specifying wherein the breach has occurred, indicate such Party’s election to cancel this Agreement by reasons thereof if the breach is not remedied pursuant to this Article XIII.  For the avoidance of doubt, the failure to meet an In-Service Date or a Compression In-Service Date shall not constitute a breach of this Agreement for purposes of this Article XIII and the remedy set forth for any such failure is as set forth in Section 1.4, Section 1.5 and Article IV.

(b)  In addition to the foregoing, it shall be an immediate event of default hereunder if Gather fails to meet the Failing Performance Standard. As used herein, “Failing Performance Standard” shall means the Gatherer fails to gather at least 70% of Producer’s Gas delivered hereunder during a sixty (60) day period calculated as the total Gas delivered by Producer during such sixty day period divided by the total volume of Gas of Producer available to be delivered during such sixty day period. For the avoidance of doubt, the Parties acknowledge that the Failing Performance Standard reflects and is indicative of performance that is significantly below the performance standard of a good and prudent operator operating consistent with good industry practice and standards.  In the event that Producer issues such a Notice of Default for Failing Performance Standard to Gatherer, the Parties shall, within thirty (30) days of the Notice, mutually agree upon acceptable remedies to cure the default, or at Producer’s election, this Agreement shall terminate.  Notwithstanding such termination, Producer may require Gatherer to continue to provide services under this Agreement for a period of up to twenty four (24) months from the date of the Notice.  Any termination of the Agreement shall not prejudice the right of Producer to collect any amounts due or for any damage or loss suffered by it and will not waive any other remedy to which Producer is entitled.

Section 13.2                            With respect to any Notice of Default other than under Section 13.1(b), then the Party in breach will have sixty (60) Days after receipt of the notice to remedy or remove or cure (or if the default is of a nature that requires more than 60 Days to cure, and the party in default diligently begins to cure, then the necessary cure time as set forth in writing).  If within such period the defaulting party cures the default, then such notice shall be withdrawn and the Agreement shall continue in full force and effect.  Notwithstanding the foregoing, with respect to a default of Producer to make payment to Gatherer when due, then the period to cure such default shall be ten (10) Days from receipt of Notice thereof.  Upon the failure of a Party in breach to timely cure a default as provided in this Section 13.2, this Agreement may be canceled at the option of the non-defaulting Party. Any such cancellation will be an additional remedy and will not prejudice the right of the Party not in breach to collect any amounts due it hereunder and for any damage or loss suffered by it and will not waive any other remedy to which the Party not in breach may be entitled for breach of this Agreement.

ARTICLE XIV

ASSIGNMENT

Section 14.1                            This Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. This Agreement will not be transferred or assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Gatherer shall be able to assign this Agreement to an affiliate or subsidiary or to an entity which is in the direct chain of corporate ownership with Gatherer. The foregoing consent shall not be required for any assignment by Producer to (i) an affiliate or subsidiary or to an entity which is in the direct chain of corporate ownership with Producer; or (ii) a Purchaser as defined in Section 5.7 of the Agreement that agrees in writing to comply with and perform all of the obligations of Producer contained in the Agreement, as to the acquired interests.

ARTICLE XV

LAWS AND REGULATIONS

Section 15.1                            This Agreement will be subject to all valid existing and future laws, orders, rules, regulations or proclamations of duly constituted governmental authorities having jurisdiction or control over the Parties or the subject matter hereof.

Section 15.2                            Gatherer will file all necessary reports and/or notices required by law or regulation, and Producer will provide Gatherer with any necessary compliance information requested by Gatherer in connection with preparing such reports.

Section 15.3                            If at any time governmental or regulatory authority or official having or asserting jurisdiction takes any action whereby the receipt, gathering and delivery of Gas as contemplated under this Agreement or pursuant to other agreements will be prohibited or subject to terms, conditions, restraints or regulations, including rate or price control, or ceilings or open access requirements which , in reasonable judgment of Gatherer, increased Gatherer’s cost to perform under this Agreement, Gatherer will have the right, upon written notice to Producer, to increase its fees under this Agreement in an amount required to cover such increased cost to perform. If Producer objects to such increase within 30 Days after receipt of such notice, Producer may elect in writing to terminate this Agreement effective not less than 10 Days or more than 180 Days after that written notice to Producer, and this Agreement will terminate in such date, unless prior to such date, Gatherer elects to bear such costs. Producer will pay Gatherer’s increased costs to perform until this Agreement is terminated, and neither Gatherer nor Producer will have any liability for future performance under this Agreement after the effective date of termination.

Section 15.4                            Producer represent and warrants to Gatherer that all Gas delivered by Producer, or for its account, to Gatherer under this Agreement (i) will have been or be produced in the state of Pennsylvania, (ii) will not have been or be sold consumes, transported or otherwise utilized in interstate commerce at any point upstream of the Points of Receipt, and (iii) will not have been commingled at any point upstream of the Points of Receipt with other Gas which has been sold, consumed, transported or otherwise utilized in interstate commerce. Producer agrees to indemnify and hold Gatherer harmless from and against any and all suits, actions, damages, costs, losses and expenses (including reasonable attorney fees) sustained by Gatherer, as well as any regulatory proceedings, arising out of or in connection with any breach of Producer of the representation and warranties expressed in this Section 15.4 of Exhibit “A”, then Gatherer will have the right to terminate this Agreement immediately. Such right will be in addition to any other remedy Gatherer may have pursuant to the provisions hereof, or at law or in equity.

Section 15.5                            EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS, subject to consideration of the laws of another jurisdiction only to the extent required to give effect to Section 15.1 of Exhibit “A”.

ARTICLE XVI

CONFIDENTIALITY; INFORMATION

Section 16.1                            The terms of this Agreement, including but not limited to the rates and/or fees paid for gathering service, the volumes gathered and delivered and all other material terms of, or information disclosed to the other Party pursuant to, this Agreement will be kept confidential by the Parties, except to the extent that any information must be disclosed to (i)  a third party for the purpose of effectuating gathering pursuant to this Agreement, (ii) by Producer to royalty owners, overriding royalty owners, owners of Other Interests and taxing authorities or (iii) as required by law.

Section 16.2                            The Parties shall, on no less than a quarterly basis, hold a meeting (either in-person or telephonically) in order to consult with and provide an update to each other Party concerning such Parties’ respective operations and activities (including any planned or prospective operations or activities) occurring in or affecting the Dedicated Area and any substantial changes or occurrences since the prior such meeting. Each Party shall use its commercially reasonable efforts to keep the other Party apprised of any developments in or otherwise affecting the Dedicated Area that would reasonably be expected to impact such first Party’s business plan, capital program or operations or activities under this Agreement, including Producer’s proposed drilling program and technical and operational information related thereto and Gatherer’s proposed construction program and technical and operational information related thereto.

ARTICLE XVII

MISCELLANEOUS

Section 17.1                            This Agreement constitutes the entire Agreement between the Parties covering the subject matter hereof, and there are no agreements, modifications, conditions or understanding, written or oral, expressed or implied, pertaining to the subject matter hereof which are not contained herein.

Section 17.2                            The Parties stipulate and agree that this Agreement will be deemed and considered for all purposes prepared through the joint effort of the Parties and will not be construed against on Party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution hereof.

Section 17.3                            Producer agrees, if legally authorized to do so, to grant or assign to Gatherer or its designee, free and clear of any lien or encumbrances, insofar as such right are transferable, any permits, rights-of-way, easements or similar rights held by Producer, together with the right of ingress and egress and all necessary easements and rights-of-way to any leaseholds or premises or Producer, for the construction of pipelines and/or facilities necessary or convenient for the delivery of Gas under this Agreement.

Section 17.4                            The headings and subheadings contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement between the Parties nor should they be used to aid in any manner in construing this Agreement.

Section 17.5                            No waiver by any Party of any one or more defaults by the others in the performance of any of the provisions of this Agreement will operate or be construed as a waiver of any future default or defaults whether of a like or different character.

Section 17.6                            The provisions of this Agreement will not impart rights enforceable by any person, firm, organization not a Party or not a successor or assignee of a Party to this Agreement.

Section 17.7                            The rights, duties and obligations of the Producer Parties under this Agreement shall be several and not joint.

END OF EXHIBIT “A”

EXHIBIT “B”

TO

SECOND AMENDED & RESTATED GAS GATHERING AGREEMENT

DATED EFFECTIVE September     , 2014

POINTS OF DELIVERY

Texas Eastern Transmission meter stations:	Meter No.	Design Capacity Limit

Vista Gathering Waynesburg	73688	100 MMcf/d

Vista Gathering Rogersville	TBD	330 MMcf/d

Dominion Transmission meter stations:	Meter No.	Design Capacity Limit

Sandrock (TL 342)	EB075	100 MMcf/d

Douglas (TL342)	EB340	24 MMcf/d

Columbia Transmission meter stations:	Meter No.	Design Capacity Limit

TBD	TBD	TBD

EXHIBIT “C”

To

SECOND AMENDED & RESTATED GAS GATHERING AGREEMENT

Dated Effective September     , 2014

INITIAL WELLS

Well Name	Well Number	API #

Lamar Trust	1H	37059252330000
Lamar Trust	2H	37059255660000
Greene Co.	1H	37059255180000
Rohanna	1H	37059254020000
Rohanna	2H	37059255860000
Rohanna	3H	37059257710000
Pultorak	1H	37059255850000
Pultorak	2H	37059256170000

EXHIBIT “D”

To

SECOND AMENDED & RESTATED GAS GATHERING AGREEMENT

Dated Effective September     , 2014

ACCESS JV AREA

EXHIBIT “E”

To

SECOND AMENDED & RESTATED GAS GATHERING AGREEMENT

Dated Effective September     , 2014

PROSPECT AREAS WITHIN DEDICATED AREA

EXHIBIT “F”

To

SECOND AMENDED & RESTATED GAS GATHERING AGREEMENT

Dated Effective September     , 2014

MAXIMUM CRP PRESSURES

Points of Receipt (CRP)	Maximum CRP Pressure

Lamar Trust	500 psig
Greene Co.	500 psig
Rohanna	500 psig

EXHIBIT “G”

To

SECOND AMENDED & RESTATED GAS GATHERING AGREEMENT

Dated Effective September     , 2014

APPLICABLE FEE REDUCTIONS

Volume Threshold (MMBtu/day)	Applicable Reduction
0 < x < 250,0000	50%
250,000 < x < 350,000	40%
350,000 < x < 450,000	30%
450,000 < x	20%

The applicable reduction set forth above shall be applied to any period for which Producer is entitled to a reduction of fees pursuant to the Sections 1.4(b), 1.5 or 4.1. The applicable reduction shall be determined on the basis of the average amount of (a) Gas actually received by Gatherer at the Points of Receipt with respect to the Dedicated Area plus (b) 38% of the Gas physically accepted for delivery under the Access Gathering Agreement existing and operational in connection with the gathering services provided pursuant to the Access Gathering Agreement, as determined on a rolling 30-day average volume basis; provided that, from and after the time that a higher volume threshold is in effect according to the table and methodology set forth above, the corresponding applicable reduction shall remain in effect until the first to occur of (x) a higher volume threshold comes into effect according the table and methodology set forth above and (y) January 1, 2019, from and after which date the applicable reduction shall be deemed to be 20%.

EXHIBIT “H”

To

SECOND AMENDED & RESTATED GAS GATHERING AGREEMENT

Dated Effective September     , 2014

TIE-IN AND COMPRESSION REQUESTS